Exhibit 99.1

FOR: PROLIANCE INTERNATIONAL, INC.

Contact: Arlen F. Henock Chief Financial Officer (203) 859-3626
FOR IMMEDIATE RELEASE
FD Investor Contact: Eric Boyriven, Alexandra Tramont (212) 850-5600

PROLIANCE INTERNATIONAL, INC. REPORTS IMPROVEMENT IN 2007 THIRD

QUARTER OPERATING INCOME

NEW HAVEN, CONNECTICUT, November 13, 2007 ( Proliance International, Inc. (AMEX: PLI) today announced results for the third quarter ended September 30, 2007.

Charles E. Johnson, President and CEO of Proliance stated, “I am pleased to report improved operating results in the third quarter as we saw the benefits of our restructuring initiatives drive improved profitability. Operating income increased by $0.6 million to $6.2 million in the third quarter, despite a $1.0 million increase in restructuring expenses year-over-year. The 10.6% improvement in operating income primarily reflects the impact of our continued cost reduction efforts. These actions have significantly reduced operating expenses, thereby improving our operating performance and offsetting the impact of lower revenues.”

For the third quarter of 2007, net sales were $115.3 million, down 4.5% from $120.7 million in the third quarter of 2006. In the domestic segment, the Company experienced a decline in sales of air conditioning and heat exchange products, primarily attributable to the impact of reductions in branch locations, soft market conditions and customer inventory reduction actions. International sales increased by $3.5 million, or 12.4%, on a year-over-year basis, primarily due to higher marine sales, the strength in the heavy duty market and the effect of changes in currency exchange rates.

Net income for the three months ended September 30, 2007 was $0.1 million, or $0.01 per basic and diluted share, which included $1.9 million in restructuring charges as well as $0.9 million in one-time debt extinguishment costs as a result of the Company’s recent senior debt refinancing. This compares to net income of $1.3 million, or $0.08 per basic and diluted share, for the same period a year ago, which included $0.8 million in restructuring charges.

Gross margin, as a percentage of net sales, was 23.6% during the third quarter of 2007 versus 25.2% in the third quarter of 2006, reflecting higher commodity costs, competitive pricing pressure, the shift in the customer sales mix away from the branch locations to wholesale customers, as well as lower production levels due to the Company’s inventory reduction actions. This was offset in part by reduced expenses from lower manufacturing levels and inventory related costs.

Selling, general and administrative expenses decreased in the third quarter of 2007 both in dollars and as a percentage of net sales compared to the third quarter of 2006. The $4.8 million decline in expenses and the decline to 16.6% from 19.8% as a percentage of net sales reflect the actions taken to lower administrative spending during 2006 and 2007, as well as lower branch expenses as a result of the year-over-year reduction in branch locations.

As previously announced on October 2, 2007, the Company closed two branches in the third quarter of 2007 and is closing an additional 36 branch locations during the fourth quarter. These actions should drive selling, general and administrative expenses as a percentage of net sales lower in future quarters. As a result of these branch closures, the Company expects to record between $0.5 million and $0.7 million in additional restructuring charges in the fourth quarter of 2007. The Company will have 47 branches in operation after these actions.

In the third quarter of 2007, the Company reported $1.9 million of restructuring costs compared to $0.8 million in the same period a year ago. The 2007 restructuring costs were associated with changes to the Company’s branch operating structure and headcount reductions in North America. Since July 1, 2007, the Company has reduced headcount by approximately 16% including the previously announced branch closures. All of the restructuring charges described above are part of the previously announced $5.0 million to $7.0 million in total restructuring initiatives to be undertaken throughout 2007, of which approximately $3.2 million have been incurred to date.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) excluding restructuring charges were $10.3 million and $8.1 million for the three months ended September 30, 2007 and 2006, respectively. EBITDA excluding restructuring charges and the previously announced arbitration earn-out decision charge incurred in the second quarter of 2007 was $12.1 million and $13.5 million for the nine months ended September 30, 2007 and 2006, respectively. The EBITDA measures above constitute “non-GAAP financial measures” as defined by the rules of the Securities and Exchange Commission. The Company has provided the foregoing data as it believes that it provides the marketplace with additional information useful in evaluating the financial performance of the Company during the three and nine months ended September 30, 2007 and 2006. A separate tabular presentation of this information is provided herein, to indicate how the financial measure was determined.

Inventories at September 30, 2007 of $111.2 million were $7.8 million lower than levels at December 31, 2006 and $25.9 million lower than levels at September 30, 2006, reflecting the Company’s efforts to better manage its inventory levels through additional speed and supply flexibility, along with other ongoing inventory reduction efforts. The Company continues to expect year-end inventory levels of approximately $100 million.

Mr. Johnson concluded, “Looking ahead, we are on track to deliver on our previously announced guidance for the year. We continue to expect year-over-year improved financial results in the fourth quarter and profitability on a pre-tax basis before restructuring and debt extinguishment expenses for the second half of 2007. While there is a risk of on-going softness in our markets, we are taking the necessary steps and making required investments to drive our operating costs even lower in future periods while continuing to deliver on our commitment to our customers.”

Proliance International, Inc. is a leading global manufacturer and distributor of aftermarket heat exchange and temperature control products for automotive and heavy-duty applications serving North America, Central America and Europe.

Proliance International, Inc.’s Strategic Corporate Values Are:

•	Being An Exemplary Corporate Citizen
•	Employing Exceptional People
•	Dedication To World-Class Quality Standards
•	Market Leadership Through Superior Customer Service
•	Commitment to Exceptional Financial Performance

FORWARD-LOOKING STATEMENTS

Statements included in this press release, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements relating to the future financial performance or liquidity of the Company are subject to business conditions and growth in the general economy and automotive and truck business, the impact of competitive products and pricing, changes in customer product mix, failure to obtain new customers or retain old customers or changes in the financial stability of customers, changes in the cost of raw materials, components or finished products and changes in interest rates. Such statements are based upon the current beliefs and expectations of Proliance management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. When used in this press release, the terms “anticipate,” “believe,” “estimate,” “expect,” “may,” “objective,” “plan,” “possible,” “potential,” “project,” “will” and similar expressions identify forward-looking statements.

Factors that could cause Proliance’s results to differ materially from those described in the forward-looking statements can be found in the 2006 Annual Report on Form 10-K of Proliance, in the Quarterly Reports on Forms 10-Q of Proliance, and Proliance’s other filings with the SEC. The forward-looking statements contained in this press release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise.

-TABLES FOLLOW-

PROLIANCE INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except for per share data)

(unaudited)

		Three Months Ended September 30,		Nine Months Ended September 30,
		2007	2006	2007	2006
	Net sales	$115,333	$120,734	$309,685	$324,180
	Cost of sales	88,115	90,327	243,857	243,789
	Gross margin	27,218	30,407	65,828	80,391
	Selling, general and administrative expenses	19,107	23,923	59,602	71,231
	Arbitration earn-out decision	—	—	3,174	—
	Restructuring charges	1,864	837	3,192	1,491
	Operating income (loss)	6,247	5,647	(140)	7,669
	Interest expense	4,556	3,634	10,159	8,578
	Debt extinguishment costs	891	—	891	—
	Income (loss) before taxes	800	2,013	(11,190)	(909)
	Income tax provision	671	754	1,247	1,849
	Net income (loss)	$129	$1,259	$(12,437)	$(2,758)
	Basic income (loss) per common share	$0.01	$0.08	$(0.89)	$(0.18)
	Diluted income (loss) per common share	$0.01	$0.08	$(0.89)	$(0.18)
Weighted average common shares	– Basic	15,269	15,256	15,265	15,256
	– Diluted	17,454	15,803	15,265	15,256

Table 1 of 4

PROLIANCE INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2007	December 31, 2006
	(unaudited)
Cash and cash equivalents	$ 1,043	$ 3,135
Accounts receivable, net	70,555	58,209
Inventories, net	111,155	118,912
Other current assets	7,416	7,498
Net property, plant and equipment	21,379	23,876
Other assets	13,011	12,732
Total assets	$ 224,559	$ 224,362
Accounts payable	$ 55,478	$ 58,114
Accrued liabilities	27,613	28,355
Total debt	71,056	55,202
Other long-term liabilities	5,430	8,218
Stockholders’ equity	64,982	74,473
Total liabilities and stockholders’ equity	$ 224,559	$ 224,362

Table 2 of 4

PROLIANCE INTERNATIONAL, INC.

SUPPLEMENTARY INFORMATION

(in thousands)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
SEGMENT DATA
Net sales:
Domestic	$84,030	$92,890	$229,672	$253,470
International	31,303	27,844	80,013	70,710
Total net sales	$115,333	$120,734	$309,685	$324,180
Operating income (loss):
Domestic	$7,804	$6,509	$10,532	$12,781
Restructuring charges	(1,492)	(263)	(2,727)	(849)
Domestic total	6,312	6,246	7,805	11,932
International	2,141	2,229	2,689	4,341
Restructuring charges	(372)	(574)	(465)	(642)
International total	1,769	1,655	2,224	3,699
Corporate expenses	(1,834)	(2,254)	(6,995)	(7,962)
Arbitration earn-out decision	—	—	(3,174)	—
Total operating income (loss)	$6,247	$5,647	$(140)	$7,669
CAPITAL EXPENDITURES, Net	$791	$1,093	$1,004 (a)	$3,688

(a)	Includes proceeds of $0.8 million from sale of a facility.

Table 3 of 4

PROLIANCE INTERNATIONAL, INC.

SUPPLEMENTARY INFORMATION

(in thousands)

(unaudited)

NON-GAAP FINANCIAL MEASURE - EBITDA
BEFORE RESTRUCTURING AND ARBITRATION DECISION CHARGES

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Operating income (loss)	$6,247	$5,647	$(140)	$7,669
Depreciation and amortization(a)	2,197	1,639	5,857	4,311
EBITDA	8,444	7,286	5,717	11,980
Restructuring charges	1,864	837	3,192	1,491
Arbitration earn-out decision	—	—	3,174	—
EBITDA before restructuring and arbitration decision charges(b)	$10,308	$8,123	$12,083	$13,471
(a)	Depreciation and amortization does not include amortization of deferred debt costs that are classified as interest expense.
(b)

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) less restructuring charges and the arbitration earn-out decision charge constitutes a “non-GAAP financial measure” as defined by the rules of the Securities and Exchange Commission. The Company has provided the foregoing data as it believes that it provides the marketplace with additional information useful in evaluating the financial performance of the Company during the three and nine months ended September 30, 2007 and 2006.

Table 4 of 4

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